UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Juniata Valley Financial Corp.

(Name of Registrant as Specified In Its Charter)

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Bridge and Main Streets
Post Office Box 66
Mifflintown, PA 17059
Telephone (717) 436-8211
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 18, 2010
Time:	10:30 a.m.
Place:	Quality Inn Suites, 13015 Ferguson Valley Road,
Burnham, Pennsylvania
Matters to be voted on:
1.	Election of Directors: Election of two Class B Directors to serve until the 2013 Annual Meeting.
2.	Other Business: Any other business properly brought before the shareholders at the meeting and any adjournment or postponement thereof.
You may vote your shares of common stock at the Annual Meeting if you owned the shares at the close of business on February 26, 2010. Your vote at the Annual Meeting is very important to us. Please vote your shares of common stock by completing the enclosed proxy and returning it to us in the enclosed prepaid envelope. This proxy will not be used if you are present at the meeting and desire to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Charles L. Hershberger
Secretary
Mifflintown, Pennsylvania
April 12, 2010

i

Juniata Valley Financial Corp.
Proxy Statement
General Information
This proxy statement contains information about the 2010 Annual Meeting of shareholders of Juniata Valley Financial Corp. We refer to Juniata Valley Financial Corp. in this proxy statement as the “Company” or “we,” “our” or “us.” The Company is the holding company for Juniata Valley Bank, which we refer to as the “Bank.” We first mailed this proxy statement and the enclosed proxy card to shareholders on or about April 12, 2010.
Date, Time and Place of Meeting
The Annual Meeting of the shareholders of the Company will be held at 10:30 a.m. on Tuesday, May 18, 2010, at the Quality Inn Suites, 13015 Ferguson Valley Road, Burnham, Pennsylvania (the “Annual Meeting”).
Purpose of the Meeting
The shareholders will be asked to consider and vote upon the following matters at the meeting:
•	the election of two Class B directors to serve until the 2013 Annual Meeting; and
•	such other business as may be properly brought before the meeting and any adjournment or postponement thereof.
Solicitation of Proxies
The enclosed proxy is being solicited by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting. The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, printing and mailing the proxy statement and all related materials. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone. The Company does not plan to employ a professional solicitation firm with respect to the proxy vote.
The executive offices of the Company are located at 218 Bridge Street, Mifflintown, Pennsylvania 17059, where the telephone number is (717) 436-8211. The Company’s mailing address is P.O. Box 66, Mifflintown, PA 17059.
Voting Procedures
Who can vote?
Only holders of shares of common stock, par value $1.00 per share, of the Company (the “common stock”) as shown on the books of the Company at the close of business on February 26, 2010 (the “Record Date”) will be entitled to vote at the Annual Meeting. A total of 4,327,487 shares of common stock were outstanding on the Record Date and entitled to vote at the Annual Meeting. As of the Record Date, the Trust Department of the Bank, as sole trustee, held 192,034 shares of the Company’s common stock, which is 4.44% of the total number of shares outstanding as of that date. Pursuant to the Bank’s policy, the Trust Department will vote these shares at the Annual Meeting in favor of the election of the nominated directors and, as to other matters, in a manner consistent with management’s recommendations, as long as voting authority is conferred on the Trust Department in the trust or account instrument. Each share of common stock entitles the holder to one vote on all matters to be voted upon. The enclosed proxy card shows the number of shares you may vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.
What vote is required?
The directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Because two directors are being elected at the 2010 Annual Meeting, the two nominees receiving the greatest number of votes will be elected. All other matters to be voted on at the Annual Meeting must be approved by the holders of a majority of the votes cast at the Annual Meeting.
How are votes counted?
The judge of election will treat shares of Juniata Valley Financial Corp. common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the judge of election will treat shares of common stock represented by “broker non-votes” (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable rules of the National Association of Securities Dealers, Inc. or the instrument under which it serves in such capacity, or (iii) the record holder has indicated on the proxy or otherwise notified Juniata Valley Financial Corp. that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Because directors are elected by a plurality, abstentions and broker non-votes will have no effect on the election of directors.

Can I change my vote after I return my proxy card?
If you grant a proxy, you may revoke your proxy at any time until it is voted by:
•
delivering a notice of revocation or delivering a later-dated proxy to Charles L. Hershberger, Secretary, Juniata Valley Financial Corp., Bridge and Main Streets, P.O. Box 66, Mifflintown, Pennsylvania 17059;

•	submitting a proxy card with a later date at the Annual Meeting; or
•	appearing at the Annual Meeting and voting in person.
Your last vote is the vote that will be counted. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Unless revoked, any proxy given pursuant to this solicitation will be voted at the meeting in accordance with the instructions thereon. In the absence of instructions, all proxies will be voted FOR the election of the two nominees for director identified in this Proxy Statement. Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors of the Company.
Can I vote in person at the Annual Meeting?
Yes. You may attend the Annual Meeting and vote in person whether or not you have previously returned a proxy card. If you have previously returned a proxy card, your vote at the Annual Meeting will revoke your proxy vote. However, we encourage you to complete and return the proxy card to ensure that your vote is counted.
Management
Directors of the Company
General
With respect to directors, the Company’s bylaws provide as follows:
•	The Board of Directors consists of not less than five nor more than 25 directors;
•	There are three classes of directors (A, B and C), as nearly equal in number as possible;
•	Each class is elected for a term of three years; and
•	Each class is elected in a separate election so that the term of office of one class of directors will expire each year.
Director Qualifications
The process for identifying and evaluating any individual nominated for board membership, including those nominated by a shareholder is described in the “Nominating Committee” section below. Specific information on the experience, qualifications, attributes or skills of the Company’s continuing directors and nominees is described in the summary biographies below.
The Company follows the NASDAQ listing standards for board of directors and committee independence. The Board of Directors determined that eleven (11) of the current twelve (12) directors are independent, as defined in the applicable NASDAQ listing standards. Specifically, the Board of Directors found that Directors Benner, Cook, Dreibelbis, Gingerich, Hartman, Havice, Hershberger, Metz, Nace, Scanlon and Snedeker met the definition of independent director in the NASDAQ listing standards and that each of these directors is free of any relationships that would interfere with his individual exercise of independent judgment. In addition, members of the Audit Committee of the Board of Directors meet the more stringent requirements for independence under the NASDAQ listing standards, and the rules and regulations of the SEC for service on the Audit Committee. The Board of Directors considered the relationships and other arrangements, if any, of each director when director independence was reviewed.

On January 31, 2010, Director Ronald H. Witherite retired from the Board of Directors, due to his reaching of the mandatory retirement age of 72. Mr. Witherite also met the definition of independent director during his service.
All of the Directors, including the nominees, have been members of the Company’s Board for at least 11 years. The following biographical information, experience and qualifications represent each continuing director’s or nominee’s background, experience, qualifications, attributes or skills that led the Company to conclude that these persons should serve as Directors.
Nominees for Election as Directors to Continue in Office until the 2013 Annual Meeting (Class B)
The Nominating Committee has nominated the two persons named below as directors. Although we do not know of any reason why any of these nominees might not be able to serve, we will propose a substitute nominee if any nominee is not available for election. Unless you indicate otherwise, your proxy will be voted in favor of the election of those nominees. Each nominee for the position of Class B Director is currently a director of the Company and the Bank. Besides their service to the Company and the Bank, none of the nominees or continuing directors has had a business relationship with any affiliates or subsidiaries of the Company or the Bank.
Timothy I. Havice. Mr. Havice, age 62, has been the owner and principal of T. I. Havice Development, a development company based in Lewistown, Pennsylvania, since 1975. He has been a director of the Bank and the Company since 1998 and served as Chairman from 2004 to 2007. Mr. Havice also serves on the Board of Directors of First National Bank of Liverpool, a bank in which Juniata owns 39.16% of the outstanding common stock and is Chairman of the Board of Directors of Mutual Benefit Insurance Company where he serves on the Audit and Compensation Committees. Mr. Havice is a past member of an advisory board for Mellon Bank, director of Lewistown Trust Company (a predecessor to Juniata Valley Financial Corp.) and director of Select Risk Insurance Company. Mr. Havice serves on the Personnel, Nominating and Audit Committees of the Company.
As a result of numerous years as a successful entrepreneur in an array of business ventures, Mr. Havice provides the Company’s Board of Directors with a business person’s perspective of what is required for a business to be successful. His experience as director of other companies gives him insight into the importance and structure of corporate governance and risk assessment. In his capacity as Director of Mutual Benefit Insurance Company, he has gained valuable experience in executive compensation issues.
The Rev. Charles L. Hershberger. The Rev. Hershberger, age 64, has been the President of Stonewall Equity, Inc., an investment company, since 1995 and was President and Owner of Hoenstine Funeral Home, Inc., based in Lewistown, Pennsylvania, from 1987 to 2002. The Rev. Hershberger is a graduate of the Pittsburgh Institute of Mortuary Science and also holds a Bachelor of Science degree from Frostburg State University, Frostburg, Md. Following retirement from funeral service, The Rev. Hershberger entered the candidacy for Ordination process of the Evangelical Lutheran Church in America and was ordained to the ministry of Word and Sacrament in 2008. Thereafter, The Rev. Hershberger was called by the Port Royal Evangelical Lutheran Parish, Port Royal, Pennsylvania to serve as pastor. The Rev. Hershberger was a director of Lewistown Trust Co. (a predecessor to Juniata Valley Financial Corp.). He has been a director of the Bank and the Company since 1998. The Rev. Hershberger served as Chairman of the Audit Committee from 2006 through 2007 and is currently Chairman of the Trust Committee. The Rev. Hershberger serves as Secretary to the Board of Directors.
Both Rev. Hershberger’s business background and his ordained ministry have allowed him to establish personal and professional relationships with a broad cross section of the communities in which we do business. He provides valuable insight into the expectations of our customer base.
Directors to Continue in Office until the 2011 Annual Meeting (Class C)
Joe E. Benner. Mr. Benner, age 71, has been the Owner and Principal of Benner Automotive, a retail vehicle sales company based in Mifflintown, Pennsylvania, since 1985. He has been a director of the Bank and the Company since 1996 and served as the Chair of the Board’s Audit Committee from 2001 until 2006 and currently serves as Chairman of the Nominating Committee.
Mr. Benner’s 13 years experience as a Director of the Company has afforded him the opportunity to serve on several different committees over his tenure, which has given him an overall knowledge of the financial services industry, qualifying him as an effective member of the Board of Directors.
Francis J. Evanitsky. Mr. Evanitsky, age 67, has been the Chief Executive Officer of the Bank and the Company since 2000. He had served as President and a director of the Bank and the Company since 1998. Prior to 1998, Mr. Evanitsky was the President and Chief Executive Officer of the Lewistown Trust Company, which merged into the Bank in 1998. Mr. Evanitsky is a board member of the Lewistown Hospital and Lewistown Healthcare Foundation, where he serves as Chairman of the Finance and Audit Committees. He is a member of the Mifflin County Pennsylvania Industrial Development Corporation, where he serves on the Finance Committee.

Mr. Evanitsky’s various management roles within a number of banks during his 42 years of service, including the ten years he has served as Chief Executive Officer of the Company, give him a broad understanding of the financial services industry, the Company’s operations, corporate governance matters and the leadership experience qualifying him to serve on the Board of Directors.
Philip E. Gingerich, Jr. Mr. Gingerich, age 51, has been the President of Central Insurers Group, Inc, an insurance agency based in Lewistown, Pennsylvania, since 1982 and Owner of East Side Storage, a mini-storage warehouse company based in State College, Pennsylvania, since 2001. Mr. Gingrich holds a Bachelor of Science degree from the Pennsylvania State University and is a Certified Workers Compensation Advisor. Formerly, he has been Chairman of the Boards of Lewistown Trust Company and the NuVision Center. He has served on the Asset/Liability Management and the Audit Committees of the Bank. He has been a director of the Company and the Bank since 1998, and currently serves as Vice Chairman of the Board and Chairman of the Personnel Committee.
As the owner and president of successful businesses, Mr. Gingerich brings valuable knowledge and experience in risk assessment and financial operations. As an independent employer, his broad knowledge of employment issues and compensation matters qualify him to serve as Chairman of the Company’s Personnel Committee.
Dale G. Nace, P.E. Mr. Nace, age 65, was the Owner and Principal of Glenn Nace, Inc., a cooling and heating contracting company based in Millerstown, Pennsylvania, from 1975 until his retirement in 2003. He holds a Bachelor of Science in Civil Engineering from the Pennsylvania State University and became a Professional Civil Engineer in 1971. He has been a director of the Company and the Bank since 1992. Mr. Nace serves on the Trust Committee and has served on the Asset/Liability Management Committee.
Mr. Nace’s 18 years experience as a Director of the Company has afforded him the opportunity to serve on several different committees over his tenure, which has given him an overall knowledge of the financial services industry, qualifying him as an effective member of the Board of Directors.
Jan G. Snedeker. Mr. Snedeker, age 63, has been the Chairman and Chief Executive Officer of Snedeker Oil, Inc., a heating oil, gas station and propane business based in Lewistown, Pennsylvania, since 1995. His company employs 49 people and conducts retail and wholesale commerce in six central Pennsylvania counties. He is a member and director of the Pennsylvania Petroleum Marketers and Convenience Store Association and the Mifflin County Industrial Development Corporation. Additionally, he is a member of the National Propane Gas Association and the Pennsylvania Propane Gas Association. He has experience in contract negotiation, environmental law, human resources, commodity trading/hedging, risk management and logistics. He possesses a Bachelor of Arts degree from the Pennsylvania State University, served actively in the United States Navy for six years, attaining the rank of Lieutenant and served as Commanding Officer of a U.S. Naval Reserve Unit for 2 years. Formerly, he served as a director of the Lewistown Hospital. He has been a director of the Company and the Bank since 1998. Mr. Snedeker currently serves on the Personnel Committee, and has previously served on the Asset/Liability Management and Audit Committees.
Mr. Snedeker’s experience as owner and Chairman of a successful business provides the Company’s Board of Directors with a business person’s perspective of what is required for a business to be successful. As an independent employer, his broad knowledge of employment issues and compensation matters qualify him to serve on the Company’s Personnel Committee.
Directors to Continue in Office until the 2012 Annual Meeting (Class A)
A. Jerome Cook. Mr. Cook, age 69, was the President and Chief Executive Officer of the Bank and the Company until 1998 when he then became Chief Executive Officer and Chairman of the Board, serving in these positions until his retirement as Chief Executive Officer in 2000. He has been a director of the Bank since 1976 and of the Company since its formation in 1983. Mr. Cook currently serves as Chairman of the Audit Committee. He holds a Bachelor of Arts degree from West Virginia University and attended Law School for two years.
Mr. Cook’s various management roles within the Company during his 45 years of service, including the 28 years he served as Chief Executive Officer of the Company, and the 34 years he has served as a Director of the Company, give him a broad understanding of the financial services industry, the Company’s operations, corporate governance matters and the leadership experience qualifying him to serve on the Board of Directors.

Martin L. Dreibelbis. Mr. Dreibelbis, age 56, has been a member of the Board of the Company and the Bank since 1998 and served as Chairman of the Board from 2001 to 2004. He has been a self-employed consultant to the petroleum industry since 1992, and prior to that he was President of Horning Oil Company. Mr. Dreibelbis also serves as a Supervisor for Walker Township, Juniata County, PA. Mr. Dreibelbis currently serves as Chairman of the Board and has done so since 2007.
Mr. Dreibelbis provides the Company’s Board of Directors with the benefit of knowledge gained from his business experiences as well as his community involvement. His affiliation with local business leaders, community activities and charitable organizations give him a well-rounded view of our local market. During his long-term membership of the Company’s Board of Directors, he has gained extensive knowledge of the financial services industry and its corporate governance requirements and qualifies him to be an effective member and Chairman of the Board.
Marshall L. Hartman. Mr. Hartman, age 71, has been the Owner and Principal of Traditions, Ltd., an antique gallery based in Lewistown, PA, since 1992. Mr. Hartman holds a Bachelor of Science in Business Administration from the Pennsylvania State University. Mr. Hartman was the President and Chief Executive Officer of Lewistown Trust Company, based in Lewistown, Pennsylvania, from 1977 to 1997. Throughout his twenty years as Chief Executive Officer of Lewistown Trust Company, Mr. Hartman also acted in the role of Chief Financial Officer of that organization and was responsible for the preparation of the financial statements. He has been a director of the Company and the Bank since 1998. Mr. Hartman serves on the Audit Committee and also serves as Chairman of the Asset Liability Management Committee.
Mr. Hartman’s 48 years of banking experience, including the 20 years he served as Chief Executive Officer of the Lewistown Trust Company, make him a qualified and valuable member of the Board of Directors. His degree in Business Administration, his former role as Chief Financial Officer and his hands-on experience with financial statements further qualifies him for the role of Audit Committee financial expert. Additionally, his complete understanding of a bank’s balance sheet, as well as his experience in building and maintaining a bank’s investment portfolio qualify him to be Chairman of the Asset/Liability Management Committee.
Robert K. Metz. Mr. Metz, age 68, was the President of Metz Poultry Farms, Inc., a poultry production and sales company based in Belleville, Pennsylvania, from 1985 until his retirement in 2001. Mr. Metz earned Bachelor of Science and MBA degrees from Cornell University. He has been a director of the Company and the Bank since 1998.
Mr. Metz’s experience as owner and President of a successful business within our market area provides the Company’s Board of Directors with a business person’s perspective of what is required for a business to be successful. Knowledge acquired while earning his MBA has helped qualify him as a Director and a valued member of the Company’s Asset/Liability Management Committee.
Richard M. Scanlon, DMD. Dr. Scanlon, age 61, has owned and operated his own dentistry practice, based in Lewistown, Pennsylvania, since 1979. He received a Bachelor of Science degree and his DMD Dental degree from the University of Pittsburgh. He holds a Drug Enforcement Narcotic License and is a Fellow of the American Academy of Forensic Sciences. He has served as President of the Lewistown Hospital Medical Staff for two years, been a member of the Board of Directors of Lewistown Hospital for twelve years and a board member of the non-profit Mifflin-Juniata County Dental Clinic. For six years, he served as member and Chairman of the Lewistown Hospital Credential Committee. He has been a director of the Company and the Bank since 1998.
Dr. Scanlon’s professional background and history of community service provide a level of diversity to the Board, as the focus of his business is as a service provider. His perspective in the areas of customer and shareholder satisfaction relative to how each relates to organizational growth qualifies him as a Director.
Executive Officers of the Company
In addition to Mr. Evanitsky, the following individuals serve as executive officers of the Company. The officers will hold office until their successors are appointed.
Marcie A. Barber. Ms. Barber, age 51, has been Senior Vice President and Chief Operating Officer of the Bank since June 2007. She was Senior Vice President and Community Office Division Manager since November 2006. Prior to joining the Company, Ms. Barber was Senior Vice President of the First National Bank of Mifflintown, serving as Credit Services Division Manager for 8 years. Prior to her tenure with First National Bank of Mifflintown, Ms. Barber spent 16 years with Mellon Bank in Retail Bank Management and Commercial Lending.

JoAnn N. McMinn. Ms. McMinn, age 57, has been the Senior Vice President, Treasurer and Chief Financial Officer of the Company since 2005. Prior to joining the Company, Ms. McMinn had served as Corporate Controller and Director of Investor Relations for Omega Financial Corporation (diversified financial services) since 2003; she had served as Corporate Controller of that organization since 1988. Her responsibilities included preparation and coordination of annual reports to shareholders and Securities and Exchange Commission (“SEC”) filings, management of bank and holding company accounting division, regulatory reporting and serving as director of non-bank subsidiaries. She formerly held positions as Data Processing Manager, Productivity Manager and Controller at one of Omega’s predecessor companies. Ms. McMinn serves on the Board of Directors of First National Bank of Liverpool, a bank in which Juniata owns 39.16% of the outstanding common stock.
Corporate Governance and Board Matters
Shareholder Communications with the Board
The Board has established a procedure whereby shareholders are able to communicate directly with the Board by addressing communications either to the Audit Committee Chair, or in the case of recommendations for Board candidates, the Secretary, c/o Juniata Valley Financial Corporation, Bridge and Main Streets, Post Office Box 66, Mifflintown, Pennsylvania 17059. Every communication sent to the Audit Committee Chair will be delivered directly to the Audit Committee Chair, who will in turn forward the communication to the specific member of the Board to whom it has been addressed and to the Board as a whole. All communications regarding nominations that are sent to the Secretary will be forwarded to the Chair of the Nominating Committee.
Risk Oversight
Oversight of material risks facing the Company is a major area of emphasis for the Board of Directors. The Board, upon recommendations from appropriate committees, annually approves all operating policies. The Audit Committee reviews results of all regulatory examinations and audits, both internal and external, and monitors responses from management to recommendations for procedural changes. All members of the Audit Asset/Liability Management and Personnel Committees are independent directors and meet regularly with management. Each committee requires proof of adherence to all applicable policies which they oversee. The Loan Committee is comprised entirely of directors who rotate attendance at weekly meetings with management. The Board is informed routinely of new regulations, current issues of importance, key examination points, industry news, peer and competition activity and informative press releases by management at monthly Board meetings and periodic committee meetings.
Board Leadership Structure
It is the policy of the Company to separate its Chairman and Chief Executive Officer positions. We believe that having an independent Chairman increases the effectiveness of risk oversight and management evaluation, as separate positions serve to eliminate the appearance of a conflict of personal versus shareholders’ interests. An example of an area where it could be construed as a conflict of interest is setting corporate goals, the attainment of which is utilized to evaluate the performance of the Chief Executive Officer.
Related Party Transactions
During 2009, the Bank had, and expects to continue to have banking transactions in the ordinary course of business with our directors and executive officers on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable loans with persons not related to the lender. Management believes that these loans present no more than the normal risk of collectability or other unfavorable features. The Company’s Code of Business Conduct (the “Code”) requires all directors, officers and employees to avoid situations that may create a conflict of interest or the appearance of a conflict of interest. The Code contains specific prohibitions on financial or other interests in customers, borrowers, suppliers or other companies dealing with the Company and requires prior approval by the Vice President of Compliance in order to enter into any such arrangements. In addition, the purchase, lease or sale of assets to or from the Company by employees or directors also requires the prior approval of the Vice President of Compliance except in certain limited circumstances, such as a public sale.
Board and Committee Meeting Attendance
The Board of Directors of the Company met 12 times in 2009. No director attended fewer than 75% of the total number of meetings of the Board and the committee(s) on which he served. The Board has standing Audit, Nominating and Personnel Committees, in addition to other committees that are more specifically related to the banking business. Following are descriptions of these Committees and reports from the Audit and Personnel Committees. The Board has determined that, with the exception of Francis J. Evanitsky, all directors are independent under NASDAQ and SEC standards.
The Board has adopted a policy requiring the attendance of all directors at the Annual Meeting, absent extenuating circumstances. All members of the Board attended the 2009 Annual Meeting.

Compensation Committee Interlocks and Insider Participation
The Personnel Committee acts as the Compensation Committee and makes recommendations to the Board regarding executive compensation. There is no charter for this committee. Members are Philip Gingerich, Jr. (Chairman), Timothy Havice, Jan Snedeker and Joe Benner. Each member of the Personnel Committee was independent, and continues to be independent, based on the qualifications for independence established by NASDAQ. There are no Compensation Committee interlocks that would require disclosure under the applicable proxy rules. The Committee met seven times in 2009. The report of the Personnel Committee is contained in the section of this Proxy Statement entitled “Compensation Discussion and Analysis”. None of the members of the Personnel Committee have been an officer or employee of the Company or the Bank at any time. The responsibilities of the Personnel Committee are detailed in the Compensation and Discussion Analysis below, in the section entitled “Role of the Personnel Committee”.
Audit Committee
Members, Number of Meetings, Function, Charter and Audit Committee Financial Expert
The members of the Audit Committee are A. Jerome Cook (Chairman), Marshall Hartman, Timothy Havice and Richard Scanlon. Each member is an independent director and qualified to serve on the Audit Committee based on the qualifications for enhanced independence and financial literacy established by NASDAQ and applicable SEC regulations. The Board of Directors has determined that Mr. Hartman meets the NASDAQ and SEC requirements to qualify as the Audit Committee financial expert. The Audit Committee met four times in 2009. Its responsibilities include monitoring the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and regulatory compliance, monitoring the independence and performance of the Company’s independent auditors and internal auditing department and providing an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors. The Committee, along with the Board of Directors, has formally adopted an Audit Committee charter setting forth its responsibilities. The charter is available on the Company’s website, at jvbonline.com, under the Investor Relations tab.
Report of the Audit Committee
Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report to Shareholders with management, including a discussion of not just the acceptability, but also the quality, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.
The Committee reviewed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the Committee’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the independent auditors under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”. We have also received from ParenteBeard LLC, the Company’s independent auditors, written disclosures and a letter concerning the firm’s independence from the Company, as required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees”.
The Committee discussed with both the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Committee and the Board of Directors have also approved the selection of ParenteBeard LLC as the Company’s independent auditors for 2010.
By: A. Jerome Cook, Chairman, Timothy Havice, Marshall Hartman and Richard Scanlon
Nominating Committee
Members, Meetings, Function and Charter
The members of the Nominating Committee for 2009 were Joe Benner (Chairman), Martin Dreibelbis, Philip Gingerich, Jr. and Timothy Havice. Each member is an independent director, meeting the qualifications for independence established by NASDAQ. The function of the Committee is to identify and recommend qualified candidates for election to the Board of Directors and to nominate candidates to fill vacancies that occur between shareholder meetings. A current copy of the charter is posted on the Company’s website at jvbonline.com, under the Investor Relations tab. The Nominating Committee met one time in 2009. Skill sets and background deemed desirable within the current mix of skill sets and background of current directors, diversity of the Board and the ability of the person to devote the necessary time to serve as a Director are considered when assessing a candidate’s qualifications. Candidates for director are selected for their character, judgment, business experience, expertise and acumen. The Company’s Bylaws state that no person shall be eligible to be elected as a Director if he or she shall have attained the age of seventy-two years on or prior to the date of his or her election.

Process for Identifying and Evaluating Nominees for Director
The Committee utilizes current Board members, management and other appropriate sources to identify potential nominees. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommends nominees for approval by the Board of Directors and shareholders. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community and current knowledge and contacts in the communities in which the Company does business. The Company does not have a separate written policy on how diversity is to be considered in the director nominating process, however diversity in viewpoints, backgrounds, and experience are considered, as well as ability and willingness to commit adequate time to Board and committee matters The Committee assesses the fit of the individual’s skills and personality with those of other directors and potential directors in creating a Board that is effective and responsive to its duties and responsibilities and has the right composition to perform its oversight functions effectively.
The Nominating Committee will receive and consider nominee recommendations that shareholders address to the Secretary of the Company at the address listed on the first page of this proxy statement. If a shareholder wishes to nominate candidates for election at the Annual Meeting, however, the shareholder must comply with the procedures contained in the Company’s bylaws, which include a requirement that the shareholder deliver or mail a notice to the Secretary of the Company not less than 120 days prior to the anniversary date of the immediately preceding Annual Meeting stating his or her name, residence address and the number of shares of the Company owned. The notice must also contain the following information on each proposed nominee:
•	The name, address and age of the nominee;

•	The principal occupation of the nominee;

•	The number of shares of the Company common stock owned by the nominee; and

•	The total number of shares that, to your knowledge, will be voted for the nominee.
The Chairman of the meeting will disregard any nomination made at the Annual Meeting that does not comply with the required procedure, and the judges of election will disregard any votes cast for such nominees.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis is designed to provide a clear and complete understanding of executive compensation at Juniata Valley Financial Corp.
The Personnel Committee of the Company’s Board of Directors, makes recommendations to the Board of Directors regarding executive compensation. Personnel Committee members are: Philip Gingerich, Jr. (Chairman), Timothy Havice, Jan Snedeker and Joe Benner. Martin Dreibelbis, Board Chair, serves on the committee ex-officio, with voting rights. Each of the foregoing persons is independent based on the qualifications for independence established by NASDAQ and the SEC.
The Personnel Committee meets as often as is necessary, but must meet no less than once each year. Typically, the Committee meets at least four times annually. During 2009, the Committee met seven times. The Committee meets in executive session (without management present) as necessary, particularly when administering any aspect of the President/Chief Executive Officer’s compensation program. Executive management, along with the Personnel Committee chair, sets the agenda in advance of each meeting.
It is the practice of the Personnel Committee to meet, primarily in general session, with the frequent attendance of the President/Chief Executive Officer and other executives, as is appropriate. The President/Chief Executive Officer is involved in the compensation design and decision-making process for all executive positions except his own. Other executives may attend meetings to provide reports or information regarding agenda items.
The President/Chief Executive Officer and other executives do not attend executive sessions of the Committee, when topics relating to their performance and/or compensation may be reviewed, discussed and determined.

Role of the Personnel Committee
The Personnel Committee is established to provide oversight of the Company’s human resource function and to make recommendations to the Board of Directors as deemed appropriate. The Committee is responsible for development of all proposals regarding executive compensation and for review of all active plans involving short or long-term compensation. The Committee does not have final authority but must approve provisions under all plans before being presented to the Board for final approval. Some of the specific responsibilities of the Committee include the following:
•	Determination of an executive compensation philosophy and strategy and compensation program design and implementation;
•	Updating provisions within the Executive Annual Incentive Plan for goal setting and determination as to whether targets have been met;
•	Option grants under the Incentive Stock Option Plan;
•	Determination of executive benefit packages to ensure a competitive compensation and benefits package;
•	Involvement in the executive selection process;
•	Review and approval of investment strategy and options for pension and 401(k) plans;
•	Consideration of discretionary annual performance and holiday bonus payouts for employees, the Board of Directors and Advisory Board members;
•	Review and approval of the Director and Advisory Board fee schedules; and
•
Approval of a human resource policy which governs employment practices, general and executive compensation and benefits, performance management, policies and procedures, legal compliance and workforce planning.

Committee Advisors/Consultants
The Committee has the authority to engage external advisors, as it deems necessary, to provide consultation, input and education to the Committee on topics selected by the Committee.
In 2009, the Committee continued to engage a separate, independent consulting firm, Mosteller & Associates, a human resource consulting firm, to provide analysis and advice on executive compensation-related matters (including assessment of peer groups, competitive market data, and pay mix and compensation design). During 2009 and 2010, the Committee requested Mosteller & Associates to provide the following services:
•	Advice for establishment of performance criteria and factors for the Executive Annual Incentive Plan for 2009 and 2010;
•
Detailed executive compensation review of positions of Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The scope of the review included a proxy analysis that encompassed reported compensation of the same executive positions in a defined peer group that included 19 companies. This proxy peer group included banks of similar size and structure, with assets ranging from $360 million to $903 million as of the end of 2008.

The executive compensation review also included a market analysis, by position, which provides a generally broader view of compensation practices than the more limited peer group represented by the proxy peer group. The market analysis is an equally critical portion of an executive compensation study and provides key information to be considered in combination with the peer analysis findings. Market studies generally capture compensation trends and practices as they relate to base and bonus pay.
The Committee also used the services of L.R. Webber Associates, Inc., a human resource and employee consulting firm, in 2009 with respect to the Company’s salary and performance appraisal programs related to the establishment and maintenance of a pay structure for executive management positions and an annual base salary review process.
In 2009, Conrad Siegel Actuaries performed consultation, actuarial and administrative services in regard to the Company’s defined benefit and defined contribution plans. Additionally in 2009, Conrad Siegel Investment Advisors, Inc. acted as a non-discretionary advisor in relation to the Company’s defined contribution plan.
The Committee also uses legal counsel, as necessary, in matters of executive employment.
Use of Peer Group Data
In order to ensure competitive executive compensation practices, the Company annually benchmarks its executive compensation, including base and incentive compensation, as well as the overall compensation package, against a defined peer group of similar financial services organizations.
The 2009 defined peer group (“Peer Group”) was comprised of 19 similarly sized mid-Atlantic community banks that were not located in the vicinity of major cities. Peer Group institutions have assets between $300 million and $820 million. The number of banks in the peer group increased from the 14 used in the previous year in order to get a broader representation of the bank’s peer market group pay practices. Companies included in the Peer Group are: Franklin Financial Services Corp., IBT Bancorp, Inc., First Keystone Corp., ENB Financial Corp., Penns Woods Bancorp, Inc., Codorus Valley Bancorp, Inc., Citizens Financial Services, Inc., Penseco Financial Services Corp., Tower Bancorp, Inc. Comm Bancorp, Inc., Mid Penn Bancorp, Inc., Norwood Financial Corp., People’s Financial Services Corp., Dimeco, Inc., Jeffersonville Bancorp, Calvin B. Taylor Bancshares, Inc., Commercial National Financial Corp., Lake Shore Bancorp, Inc. and Emclaire Financial Corp.

In addition to the Peer Group, as part of the benchmarking process, a market analysis is performed, using data from four survey sources. Published survey sources used were from Economic Research Institute, CompAnalyst, Watson Wyatt 2008-2009 Financial Institution Survey and L.R. Webber Associates 2008 Survey.
Philosophy/Objectives of Executive Compensation Programs
The success of our Company is dependent upon the attraction and retention of key employees. Although compensation tools and programs inevitably must be adjusted as conditions change, the Company’s compensation philosophies are designed to align with business objectives. The Company provides its executives with a mix of compensation, including base pay and the opportunity for annual short-term incentive cash awards and long-term equity awards, which is designed to reward short and long-term positive financial performance by the Company. The intended and targeted levels for both base and incentive pay are in the middle range of the Peer Group, in order to remain competitive with local competition for quality employees.
We believe a competitive base salary is important to attract and retain good executives. We believe annual performance-based bonuses are valuable in recognizing and rewarding individual achievement. Finally, we believe equity-based compensation makes executives “think like owners” and, therefore, aligns their interests with those of our shareholders. Equity-based compensation is intended to provide a strong incentive for executives to remain with the Company and link their compensation to the value of our shares over time.
All components of executive compensation are designed to enable the Company to:
•	Attract, motivate and retain results-oriented executive and key management employees;
•	Tie executive compensation to shareholder return;
•	Link compensation directly to the organization’s strategic objectives; and
•	Reward collective and individual (as appropriate) performance contributing to the overall success of the organization.
For both the short-term and long-term incentive plans, designated performance goals:
•	are designed to align with the Company’s business objectives;
•	are chosen to reward results that increase shareholder value;
•	are targeted to achieve budgeted ratios;
•	focus on expanding the Company into new geographic markets; and
•	include a focus on organizational efficiency.
Additionally, the Company offers supplemental benefits to all employees, including a defined benefit pension plan, and a defined contribution 401(k) plan. In addition, executive officers participate in a salary continuation plan and a split-dollar life insurance benefit and may be parties to an employment agreement and/or a change of control severance agreement. These benefits were designed and selected to be appealing to potential and existing key employees, in comparison to those benefits offered by other banks in our general competitive geographic area.
In determining each element of executive compensation, the following key items are considered:
•	Market-competitiveness within the general geographic area;
•	Appropriate balance of risk/reward; and
•	Company/Business Unit/Individual performance.
The Committee believes that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Internal controls and risk oversight provided by the Audit and Asset/Liability Management Committees, as well as internal policies and compliance standards, are designed so that no one individual can implement new products or pricing strategies, enter into material contracts or commit to investment vehicles outside established guidelines. Additionally, the ratio of variable incentive-based compensation to base salary is relatively low.
Elements of Executive Compensation
Executive pay policies are generally in line with Company policies for all employees, including the existence of a salary range, an annual base salary review process, including consideration for merit pay adjustments and, as appropriate, inclusion of both short-term and long-term incentive compensation opportunities that focus executives on Company performance and success.

The Company’s success is dependent upon its ability to attract and retain highly qualified and motivated executives. The Company endorses the philosophy that executive compensation should reflect Company performance and the contribution of such officers to that performance. Our executive compensation program is designed to support our Company’s core values and strategic objectives. Moreover, our compensation philosophy is intended to align the interests of management with those of our shareholders.
The principal components of total compensation for our named executive officers (NEO) are base salary, annual incentive bonus and equity-based incentives. Salary and bonus are inherently short-term compensation elements, while equity-based incentives are inherently long-term.
Base Salary. The Chief Executive Officer’s base pay range is established, reviewed and updated periodically by the Board, as recommended by the Personnel Committee. Guidance is received through compensation surveys of like-positions in similarly sized community financial services organizations provided by a human resources consultant. Pay adjustments for the Chief Executive Officer are determined annually by the Board using this data. While no mathematical weighting formula exists, the Committee considers all other factors which it deems relevant, including the Company’s financial results, the Company’s performance relative to its local competition, the duties and responsibilities of the Chief Executive Officer, the Chief Executive Officer’s individual performance relative to written objectives established at the beginning of each year and current compensation levels. This structure is designed and implemented to be in line with mid-range base pay of similar positions within the Peer Group and the market analysis. Base salary for other executive positions, Chief Operating Officer and Chief Financial Officer, are determined in the same way as the Chief Executive Officer position. The Committee generally establishes salary guidelines at levels that approximate the mid range of the Peer Group. Additionally, in determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the Peer Group and internal pay equity.
Annual Incentive (Short-term). The Executive Annual Incentive Plan is designed to motivate executives to achieve favorable operating results. Awards are primarily based on overall financial performance utilizing measures such as earnings per share, return on average assets, return on average equity, asset quality and revenue growth, either individually or combined, depending on annual business objectives. Each year, the Company performance measures are established for all participants in line with budgeted expectations. Threshold, target and optimum performance measures are determined at the beginning of each year and based upon acceptable performance (threshold), budgeted performance (target) and a “stretch” performance goal (optimum).
The Personnel Committee established performance criteria and factors for Category I (Chief Executive Officer) and Category II (other Named Executive Officers) participants in the Executive Annual Incentive Plan for 2009. The awards schedule was designed to include threshold, target and optimum performance criteria. Earnings per Share (EPS) and Return on Average Equity (ROAE) factors were designated as measures of performance for both categories for 2009. While Category I performance was measured solely by these two performance factors, Category II participants were also measured on business unit and individual goal accomplishments. The threshold, target, and optimum levels of performance measures were consistent with competitive industry performance objectives based on peer information provided by our compensation consultant, and the Company had a likelihood of meeting at minimum the threshold levels during 2009. The target performance measures were each set at levels established in the Company’s annual budget for 2009 (EPS of $1.34 and ROAE of 11.51%), with threshold measures set slightly below budget (EPS of $1.27 and ROAE of 10.93%) and optimum criteria (EPS of $1.47 and ROAE of 12.66%) set to reward performance significantly favorable to budget. Individual goals, for Category II participants, are established at the beginning of the year, and are aligned with specific Company strategic objectives, which included in the case of the Chief Financial Officer, investigation and implementation of improved investment portfolio accounting system, investigation of more inter-active asset-liability management process, improvement of the corporate budgeting process, expansion of data warehousing utilization and enhancement of corporate financial performance through strategy development and implementation. Strategic objectives for the Chief Operating Officer included improvements in specific credit administration procedures relating to pricing and underwriting, the redeployment of staff in targeted markets and support areas, and growth in loan and deposit balances, supported by business integration initiatives. For 2009, the Category I participant could receive an award of between 12% and 30% of base salary, subject to adjustment (+/- 10%) based on the executive’s individual performance. For the Category II participants in 2009, incentive awards could range from 4% to 25% of base salary, depending upon actual Company performance results as compared to target results above the minimum threshold requirement (75% weighting), and the level of achievement of individual goals (25% weighting). Awards are determined and paid annually after the financial results for the year have been determined. Although personal goals relating to strategic objectives were achieved, the incentive program allows no payout if Company performance is below the defined threshold level. The Company did not achieve the necessary threshold performance targets for 2009 and, therefore, no incentive bonus payouts were made to executive officers.
Stock Option Program (Long-term). The stock option program is designed to reward contribution to the long-term appreciation in the value of the Company. The Committee strongly supports share ownership by its executives. We believe that the ownership of shares of our stock by our management team properly aligns their financial interests with the interests of our shareholders. The potential for grants is reviewed annually, although grants will not necessarily be awarded each year, depending upon the Company’s financial performance. It is the Board’s intent, and has been its practice, to grant options each year to qualifying executive participants. In order for a participant to receive an option through the program, he or she must have at least a satisfactory job performance review for the year. Stock option awards are considered at the regularly scheduled board meeting in October of each year, and if awarded, the grant date is established as the date of board approval. The exercise price is set on the grant date at the fair market value of the Company’s common stock on that date. The vesting schedule, term of grant and any other design parameters are also determined on or before the grant date.

Executive Benefits. Supplemental executive benefits may include a salary continuation plan, a group-term life carve-out plan, personal use of a Bank vehicle and employment and/or change of control agreements, which are described below.
Tax and Accounting Impact. Although the Company takes into account deductibility of compensation, tax deductibility is not a primary objective of its compensation programs. Section 162(m) of the Internal Revenue Code disallows the deductibility by the Company of any compensation over $1 million per year paid to certain members of senior management unless certain criteria are satisfied. None of the Company’s officers is compensated in an amount that would limit the deductibility by the Company of their compensation under Section 162(m).
Post-Employment Benefits
Employment Agreement/Change of Control Severance Agreement. We believe that companies should provide reasonable severance benefits to employees. These severance arrangements are intended to provide an executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our Company. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. Such arrangements also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, we prefer to pay a lump-sum severance payment in order to more cleanly sever the relationship as soon as practicable.
Our senior management and other employees have built the Company into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of the Company, these potential change in control benefits are relatively minor. The cash components of any change in control benefits within the Change of Control Severance agreements are based upon the multiple of 2.95 times base salary.
Severance and change of control arrangements for Mr. Evanitsky, Ms. Barber and Ms. McMinn are set forth in each of their respective agreements: Employment Agreement for Francis J. Evanitsky, President/Chief Executive Officer and Change of Control Severance Agreements for Marcie A. Barber, Chief Operating Officer and JoAnn N. McMinn, Chief Financial Officer. Mr. Evanitsky’s agreement was entered into on December 30, 1997 and continues until his retirement. Ms. McMinn’s agreement was entered into on November 7, 2005, and continues as long as Ms. McMinn is the Chief Financial Officer or holds a higher position within the Company. Ms. Barber’s agreement was entered into on May 22, 2008 and continues as long as Ms. Barber is the Chief Operating Officer or holds a higher position within the Company. Specific conditions that would trigger payments pursuant to Ms. McMinn’s and Ms. Barber’s contracts are as follows:
i)	An acquisition of securities of Juniata Valley Financial Corp. (“JUVF”) representing 24.99% or more of the voting power of the Company’s securities then outstanding;

ii)	A merger, consolidation or other reorganization of Juniata Valley Bank, except where the resulting entity is controlled, directly or indirectly, by JUVF;

iii)
A merger, consolidation or other reorganization of JUVF, except where shareholders of JUVF immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are former members of JUVF’s Board of Directors;

iv)	A sale, exchange, transfer or other disposition of substantially all of the assets of JUVF to another entity, or a corporate division involving JUVF; or
v)
A contested proxy solicitation of the shareholders of JUVF that results in the contesting party obtaining the ability to cast 25% or more of the votes entitled to be cast in an election of directors of JUVF.

Mr. Evanitsky’s contract does not specifically define “Change in Control”, but states that if Mr. Evanitsky’s employment was to be terminated by the Company within a period commencing six months before and ending nine months after a change in control of the Company, it would be deemed termination without cause. Mr. Evanitsky’s employment agreement defines cause for termination of employment by the Company as:
i)
negligent or willful failure or the continuing inability to perform duties reasonably assigned, which neglect or failure is not corrected within thirty days following receipt of written notice of default;

ii)	the commission of a criminal act by him against the Company; or
iii)	default by the employee in the performance of his obligations under the agreement, which default is not corrected within thirty days following receipt of written notice of default.
Under Section 280G of the Internal Revenue Code, a “parachute payment” to a “disqualified individual” may result in adverse tax consequences. A “parachute payment” means any payment in the nature of compensation to (or for the benefit of) a “disqualified individual” if (i) the payment is contingent on a change in the ownership of the corporation, the effective control of the corporation or in the ownership of a substantial portion of the corporation’s assets and (ii) the aggregate present value of the payments in the nature of compensation which are contingent on such change of control equals or exceeds three (3) times the “base amount”. An “excess parachute payment” means an amount equal to the excess of any parachute payment over the base amount allocated to such payment. In general, “base amount” equals the disqualified individual’s average annualized compensation, which was includible as gross income (“annual includible compensation”), for the five years preceding the tax year at issue. The statute defines the term “disqualified individual” as an individual (1) who is an employee, independent contractor, or other person specified in regulations who performs personal services for any corporation, and (2) who is an officer, shareholder, or highly compensated individual of the corporation. If the provisions of Section 280G are triggered, the paying corporation is denied any deduction for employee compensation on any excess parachute payments and the recipient is subject to a nondeductible 20% excise tax on such excess parachute payment (in addition to income taxes). At this time, none of the agreements address this issue.
Director Retirement Agreement, as amended. Mr. Evanitsky, in his capacity as a director of the Company, is included in the Director’s Retirement Plan as described in the section below entitled “Director’s Retirement Plan”. This plan is intended to help promote orderly succession of the Board and allow the Company to continue to draw on retiring directors’ long-term association with the Company, knowledge of the business, familiarity with the Company’s customers and recognition as a leader in the community.
Split Dollar Agreement — Bank-owned Life Insurance (Director). Mr. Evanitsky, in his capacity as a director of the Company, is also included in the Director’s Split Dollar Life Insurance program, as described in the following section entitled “Director’s Compensation”. In order to encourage Mr. Evanitsky to continue his service on the Bank’s Board of Directors, the Bank will divide the death proceeds of a life insurance policy on Mr. Evanitsky’s life with his designated beneficiary. The Bank is the sole owner and the direct beneficiary of death proceeds in excess of $25,000 in relation to this policy. Mr. Evanitsky’s designated beneficiary will be the recipient of the $25,000 death proceeds.
Salary Continuation Agreement, as amended. The Bank executed Salary Continuation Agreements with Francis Evanitsky, Marcie Barber and JoAnn McMinn in order to encourage these individuals to remain employees of the Bank through normal retirement age which is defined, for the purposes of this plan, as age 65. The Bank will not make any payments under this plan that would be an excess parachute payment or would be a prohibited golden parachute payment. This plan allows for payments under the circumstances described in the section below, entitled “Potential Payments Upon Termination or Change in Control”.
Group Term Carve-out Plan — Bank-owned Life Insurance. The Bank has purchased life insurance policies which insure the lives of each of the Named Executive Officers. Under the Group Term Carve-Out Plan, each of the participating Named Executive Officers’ beneficiaries will receive benefits in the event of his or her death as follows:
•	If death occurs prior to termination of employment, the beneficiary will receive:
•	Three times the participant’s base annual salary up to a maximum of:
•	$400,000 in the case of Mr. Evanitsky
•	$603,000 in the case of Ms. Barber
•	$453,000 in the case of Ms. McMinn
•
If death occurs after termination of employment, if the participant has achieved a vested insurance benefit, as defined in the Group Term Carve-Out Plan, the beneficiary will receive two times the participant’s base annual salary.

The Bank is the sole owner and the direct beneficiary of death proceeds in excess of those allocated to each executive’s defined beneficiary. Any benefit qualifying as an excess parachute payment as defined in the Internal Revenue Code would be forfeited in the amount of the excess.

Premiums for this program were paid in 2001, in a lump-sum payment of $604,000 for the policy on the life of Mr. Evanitsky. In 2007, Ms. Barber and Ms. McMinn were added to the program, and single-premium payments of $296,000 and $294,000, respectively, were made.
Executive Compensation Actions and Decisions
The Personnel Committee’s actions and decisions since January 1, 2009 were as follows:
•
In January 2009, the Committee reviewed and approved payouts for the 2008 bonus award programs including the Executive Annual Incentive Plan awards, based upon achievement of financial performance goals and individual participant goals.

•
The Committee reviewed the amounts payable under each individual element of compensation, as well as in the aggregate, for each executive officer and concluded that the individual elements of compensation, and the total aggregate compensation, paid to each Named Executive Officer, meaning the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the officers who earned more than $100,000 in 2009, were appropriate, based upon the information available for similar positions within the Peer Group.

•
The Committee reviewed 2008 performance assessments that had been completed by members of the Board of Directors for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. These assessments were used to evaluate the performance of the executive officer positions. These evaluations and a Peer Group report provided by Mosteller and Associates were used to establish base salaries for 2009.

•
The Committee established performance criteria and factors for Category I (Chief Executive Officer) and Category II (other Named Executive Officers) participants in the Executive Annual Incentive Plan for 2009 (as described above in section titled “Elements of Executive Compensation / Annual Incentive”).

•
The Committee reviewed and approved the Human Resource Policy, which governs employment practices, general and executive compensation and benefits, performance management, policies and procedures, legal compliance and workforce planning.

•
The Committee reviewed and approved employee incentive stock option grants. A total of 19,864 shares were granted to seven members of senior management on October 20, 2009, the grant date. The grant price was set at $17.22, which was the fair market value of the Company’s stock on the grant date. The term of the grant was ten years, and the options will vest according to the plan’s vesting schedule, as follows: if the optionee’s age is under 55, the options will vest evenly over five years, and, if the optionee is 55 or older, the options will vest evenly over three years.

•
The Committee recommended that the payment of a discretionary holiday bonus to be paid to employees for 2009. All qualifying full time employees, including the NEOs, received $500 through this program.

•
In January 2010, the Committee determined that no payouts would be made from the Executive Annual Incentive Plan for 2009, as the selected target ratios of ROAE and EPS were below the established threshold level.

•
The Committee established performance criteria and factors for Category I (Chief Executive Officer) and Category II (other Named Executive Officers) participants in the Executive Annual Incentive Plan for 2010. The awards schedule was designed to include threshold, target and optimum performance criteria. EPS and ROAE factors were designated as measures of performance for both categories. While Category I performance will be measured solely by these two performance factors, Category II participants will also be measured on business unit and individual goal accomplishments. The threshold, target, and optimum levels of performance measures are consistent with competitive industry performance objectives, and the Company has a likelihood of meeting at minimum the threshold levels during 2010. The target performance measures were each set at levels established in the Company’s annual budget for 2010 (EPS of $1.23 and ROAE of 9.94%), with threshold measures set slightly below budget (EPS of $1.17 and ROAE of 9.44%) and optimum criteria (EPS of $1.35 and ROAE of 10.94%) set to reward performance significantly favorable to budget. Individual goals, for Category II participants, are established at the beginning of the year, and are aligned with specific Company strategic objectives, which included in the case of the Chief Financial Officer, taking a lead role in design and implementation of a new core processing system, with the goal of improving every aspect of our customer delivery experience and information reporting content and structure, preparing the Company for probable increases in minimum regulatory risk-based capital levels, development and implementation of an improved investment portfolio policy to minimize risk, development of more comprehensive methods to evaluate and quantify risk in the loan portfolio, lead in the development of a more comprehensive loan pricing mechanism and conceive, research and implement strategies to enhance corporate performance. Strategic objectives for the Chief Operating Officer include coordination of the efforts of senior management to convert the Bank’s core processing operating system and restructuring the lending function to improve credit quality and to facilitate growth.

Executive Compensation Tables
The following tables and narratives apply to the Company’s Named Executive Officers.
Summary Compensation Table

							Change in
							Pension value
							and Non-
						Non-Equity	qualified	All Other
				Stock	Option	Incentive Plan	Deferred	Comp-
Name and			Bonus(1)	Awards	Awards(2)	Compensation(3)	Compensation	ensation(4)
Principal Position	Year	Salary ($)	($)	($)	($)	($)	earnings ($)	($)	Total

Francis J. Evanitsky,	2009	$205,811	$500	$—	$16,615	$—	$46,313	$21,568	$290,807
President and Chief	2008	197,341	500	—	15,986	48,000	60,186	21,452	343,465
Executive Officer	2007	185,892	485	—	18,590	44,000	90,687	13,660	353,314

Marcie A. Barber	2009	$131,317	$500	$—	$8,507	$—	$16,417	$4,645	$161,386
Senior Vice President, Chief	2008	124,804	500	—	8,091	23,000	13,665	4,269	174,329
Operations Officer	2007	105,316	485	—	9,393	17,000	7,324	—	139,518

JoAnn N. McMinn,	2009	$125,110	$500	$—	$7,071	$—	$24,038	$4,458	$161,177
Senior Vice President and	2008	120,145	500	—	6,800	23,000	22,393	4,249	177,087
Chief Financial Officer	2007	114,699	485	—	7,969	21,000	11,301	—	155,454

(1)	Amounts shown include a Holiday Bonus that is generally paid to all qualifying employees.

(2)	Amounts shown reflect the fair value of the options granted on the grant date.

(3)	Amounts shown represent awards paid to executives in the following year, for performance achievements in the stated year.

(4)
Included in “All Other Compensation” for each of the named executive officers is a safe-harbor employer contribution to the Company’s defined contribution plan. Also included in this column are the fees Mr. Evanitsky received as compensation for serving as a director of the Company and the Bank: $10,800 in 2009, $10,500 in 2008 and $10,200 in 2007, as well as the compensation element of Mr. Evanitsky’s use of an automobile.

Grants of Plan-Based Awards

									All Other
	Grant Date							All Other	Option
	and Date of							Stock	Awards:	Exercise
	Board							Awards:	Number of	or Base	Grant Date
	Meeting at	Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	Fair Value
	Which Grant	Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards			Shares of	Underlying	Option	of Stock
	was	Threshold		Maximum	Threshold	Target	Maximum	Stock or	Options (#)	Awards	and Option
Name	Approved	($)	Target ($)	($)	(#)	(#)	(#)	Units (#)	(2)	($/Sh)	Awards ($)

Francis J. Evanitsky	10/20/2009	$25,709	$42,848	$64,272	—	—	—	$—	6,039	$17.22	$16,615

Marcie A. Barber	10/20/2009	8,227	21,938	34,278	—	—	—	—	3,092	$17.22	8,507

JoAnn N. McMinn	10/20/2009	7,815	20,841	32,565	—	—	—	—	2,570	$17.22	7,071

(1)
The amounts presented are estimates of potential payments pursuant to the Executive Annual Incentive Plan for 2010. Actual payments are shown in the Summary Compensation Table under the heading of “Non-Equity Incentive Plan Compensation”.

(2)
The option awards were granted under the Company’s 2000 Incentive Stock Option Plan. Each of the executive officers met the performance criteria established by the Board of Directors to qualify for grants. A formula, based upon salary, was used to determine the number of shares granted to each executive. The grant price was set at $17.22, which was the fair market value of the Company’s stock on the grant date. The grant expires on October 20, 2019, ten years after the grant date, and the options vest according to the plan’s vesting schedule, as follows: if the optionee’s age is under 55, the options will vest evenly over five years. If the optionee is 55 or older, the options vest evenly over three years. In the case of Mr. Evanitsky and Ms. McMinn, the options granted vest over three years. The options granted to Ms. Barber vest over five years.

Outstanding Equity Awards at Year-End

										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
				Equity					Plan	Market or
				Incentive					Awards:	Payout
				Plan					Number of	Value of
				Awards:				Market	Unearned	Unearned
		Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying			Units of	Units of	Other Rights	Other Rights
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	That Have	That Have
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Not Vested	Not Vested
Name	Grant Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	(#)	($)

Francis J. Evanitsky	10/20/2009	—	6,039		$17.220	10/20/2019
	10/21/2008	1,581	3,161		21.100	10/21/2018
	10/16/2007	3,159	1,579		20.050	10/16/2017
	10/17/2006	4,160	—		21.000	10/17/2016
	10/18/2005	3,467	—		24.000	10/18/2015
	11/15/2004	3,952	—		20.250	11/15/2014
	11/18/2003	5,080	—		15.125	11/18/2013
	11/19/2002	5,088	—		14.250	11/19/2012
	11/20/2001	2,544	—		14.100	11/20/2011

JoAnn N. McMinn	10/20/2009	—	2,570		$17.220	10/20/2019
	10/21/2008	673	1,344		21.100	10/21/2018
	10/16/2007	812	1,219		20.050	10/16/2017
	10/17/2006	1,102	736		21.000	10/17/2016
	10/18/2005	1,224	307		24.000	10/18/2015

Marcie A. Barber	10/20/2009	—	3,092		$17.220	10/20/2019
	10/21/2008	480	1,920		$21.100	10/21/2018
	10/16/2007	957	1,437		$20.050	10/16/2017
Vesting information for unexercised, unexercisable options in table above:
Mr. Evanitsky
For options granted in 2007, the currently unexercisable options will vest and become exercisable on October 16, 2010.
Mr. Evanitsky and Ms. McMinn
For options granted in 2008, one half of the currently unexercisable options will vest and become exercisable on each of October 21, 2010 and 2011.
For options granted in 2009, one third of the currently unexercisable options will vest and become exercisable on each of October 20, 2010, 2011 and 2012.
Ms. McMinn and Ms. Barber
For options granted in 2005, the currently unexercisable options will vest and become exercisable on October 19, 2010.
For options granted in 2006, one half of the currently unexercisable options will vest and become exercisable on each of October 17, 2010 and 2011.
For options granted in 2007, one third of the currently unexercisable options will vest and become exercisable on each of October 16, 2010, 2011 and 2012.
Ms. Barber
For options granted in 2008, one fourth of the currently unexercisable options will vest and become exercisable on each of October 21, 2010, 2011, 2012 and 2013.
For options granted in 2009, one fifth of the currently unexercisable options will vest and become exercisable on each of October 20, 2010, 2011, 2012, 2013 and 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value	Shares	Realized
	Acquired on	Realized on	Acquired on	on Vesting
Name	Exercise (#)	Exercise ($)	Vesting (#)	($)

Francis J. Evanitsky	2,314	$5,554	—	$—
Marcie A. Barber	—	—	—	—
JoAnn N. McMinn	—	—	—	—
The value realized on exercise represents the difference between the exercise price and the market price on the date of exercise.
Pension Benefits Table

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Francis J. Evanitsky	Defined Benefit Retirement	13	$414,633	$—
	Salary Continuation Agreement	9	263,345	—
	Director Retirement Agreement	9	47,735	8,500

JoAnn N. McMinn	Defined Benefit Retirement	4	$39,739	$—
	Salary Continuation Agreement	3	26,567	—

Marcie A. Barber	Defined Benefit Retirement	3	$19,407	$—
	Salary Continuation Agreement	3	17,999	—
The present value of accumulated benefits for the Company’s Defined Benefit Retirement Plan have been calculated as of December 31, 2009, which is the measurement date used for financial statement reporting purposes and reported in the table above for the Named Executive Officers. The Defined Benefit Retirement Plan is a noncontributory plan covering substantially all full-time employees of the Company, but has been closed to all new entrants as of January 1, 2008. Active participants in the plan as of December 31, 2007 became 100% vested in their accrued benefit. The following assumptions were used in the development of the present value of the accumulated benefits:
•	Discount rate — 6.00%

•	Mortality — IRS 2010 Static Mortality Table.
•	Retirement Date — Normal retirement date unless participant was eligible for unreduced benefits due to age 62 and at least 20 years of service.
Terms of the Salary Continuation Agreements held by each of the Named Executive Officers are fully described in sections of this proxy statement titled “Post Employment Benefits” and “Potential Payments upon Termination or Change in Control”.
Terms of the Director Retirement Agreement held by Mr. Evanitsky are more fully described in sections of this proxy statement titled “Potential Payments upon Termination or Change in Control” and “Director Compensation”.
Nonqualified Deferred Compensation
The Company has no deferred compensation plans for executive officers.

Potential Payments upon Termination or Change in Control
The following tables reflect the amount of compensation payable to each of the named executive officers in the event of voluntary or involuntary termination of employment with the Company due to the scenarios described below, as if such termination had occurred on December 31, 2009.
Francis J. Evanitsky, President and Chief Executive Officer
Assuming the following events occurred on December 31, 2009, Mr. Evanitsky’s payments and benefits would consist of the following:

						Termination
					Termination	by Company
				Voluntary	by Company	without	Change of
Francis J. Evanitsky	Retirement	Death	Disability	Resignation	with Cause	Cause	Control

Employment Agreement (1)	$—	$—	$—	$—	$—	$547,922	$547,922
Salary Continuation Agreement (2)	450,000	450,000	450,000	450,000	450,000	450,000	450,000
Group Term Carve-out Plan (3)	400,000	400,000	400,000	—	400,000	400,000	400,000
Value of Options (4)	38,942	38,942	38,942	38,942	38,942	38,942	38,942
Director Split-Dollar Life Insurance Agreement (5)	25,000	25,000	25,000	25,000	—	25,000	25,000
Director Retirement Agreement (6)	63,750	63,750	63,750	63,750	63,750	63,750	63,750

Total	$977,692	$977,692	$977,692	$577,692	$952,692	$1,525,614	$1,525,614

(1)	Employment Agreement
Mr. Evanitsky’s Employment Agreement will expire upon his retirement, death, disability or voluntary resignation (without cause) with no payment due. If the Company had terminated Mr. Evanitsky’s employment without cause or Mr. Evanitsky had terminated his employment with cause, he would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times his average compensation for the most recent 5 years. The payment would have been payable in a lump sum payment within 30 days of his termination date.

(2)	Salary Continuation Agreement
Mr. Evanitsky has reached normal retirement age and has fully vested in the benefits in his Salary Continuation Agreement. As such, in each circumstance listed in the table above, he would receive annual payments of $30,000 for a period of 15 years.

(3)	Group Term Carve-out Plan
Because Mr. Evanitsky is fully vested in the Group Term Carve-out Plan, his beneficiary would be entitled to a death benefit under all circumstances listed, with the exception of termination by the Company with cause. In the hypothetical case of his death at December 31, 2009, while he was still employed, his beneficiary would have received the maximum amount allowed under the provisions of the agreement. All other cases assume his death occurred post-employment, which would also result in a death benefit to his beneficiary of the maximum amount allowed under the provisions of the agreement.

(4)	Value of Options
Because Mr. Evanitsky has reached the age of 62, he (or his beneficiary) would have a right to exercise 100% of his outstanding stock options, without regard to the remaining vesting schedule, for a total of 39,810 shares, under any circumstances of his termination. Assuming the market value of the Company’s stock is $17.50, the closing price as of December 31, 2009, the value of those options would be $38,942.

(5)	Director Split-Dollar Life Insurance Agreement
Because Mr. Evanitsky is elected by the shareholders, it is assumed that his termination as an employee would not result in his termination as a member of the Board of Directors.

(6)	Director Retirement Agreement
As Mr. Evanitsky has reached his 65th birthday and has begun receiving his benefit under this agreement. He will continue to receive $8,500 per year over a ten-year period that will end in May of 2017. As of December 31, 2009, the remaining amount to be received is $63,750.

JoAnn N. McMinn, Senior Vice President and Chief Financial Officer
Assuming one of the following events occurred on December 31, 2009, Ms. McMinn’s payments and benefits would consist of the following:

						Termination
					Termination	by Company
				Voluntary	by Company	without	Change of
JoAnn N. McMinn	Retirement	Death	Disability	Resignation	with Cause	Cause	Control
Salary Continuation Agreement (1)	N/A	240,000	66,735	—	—	—	41,760
Group Term Carve-out Plan (2)	N/A	379,392	252,928	—	—	—	252,928
Value of Options (3)	N/A	720	720	—	—	—	720
Change of Control Severance Agreement (4)	N/A	—	—	—	—	—	347,191

		$620,112	$320,383	$—	$—	$—	$642,599

(1)	Salary Continuation Agreement
Ms. McMinn’s Salary Continuation Agreement was executed in 2007. Her agreement provides for a pre-retirement death benefit in the form of annual payments of $16,000 for a period of 15 years. Pre-retirement benefits payable in the events of disability and change in control increase each year until Ms. McMinn reaches age 65 up to a percentage of the accrued account value and would be paid in the form of equal annual payments over 15 years.

(2)	Group Term Carve-out Plan
Ms. McMinn’s Group Term Carve-out Plan became effective in 2007. Ms. McMinn’s beneficiary would be entitled to a death benefit of three times base salary up to a maximum of $453,000. In the hypothetical case of her death at December 31, 2009, while she was still employed, her beneficiary would have received $379,392, which is three times base salary. In the case of disability or change of control, the death benefit would have been $252,928, or two times her salary.

(3)	Value of Options
If Ms. McMinn’s employment had been terminated on December 31, 2009 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 9,987 shares. Assuming the market value of the Company’s stock was $17.50, the closing price as of December 31, 2009, the value of those options would have been $720. Under any other termination scenario, Ms. McMinn would have the right to exercise any vested options. As of December 31, 2009, there would have been no value upon exercise.

(4)	Change of Control Severance Agreement
A severance payment is triggered by Ms. McMinn’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. McMinn’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date.

Marcie A. Barber, Senior Vice President and Chief Operating Officer
Assuming one of the following events occurred on December 31, 2009, Ms. Barber’s payments and benefits would consist of the following:

						Termination
					Termination	by Company
				Voluntary	by Company	without	Change of
Marcie A. Barber	Retirement	Death	Disability	Resignation	with Cause	Cause	Control
Salary Continuation Agreement (1)	N/A	$300,000	$62,520	$—	$—	$—	$28,290
Group Term Carve-out Plan (2)	N/A	399,360	266,240	—	—	—	266,240
Value of Options (3)	N/A	866	866	—	—	—	866
Change of Control Severance Agreement (4)	N/A	—	—	—	—	—	356,873

		$700,226	$329,626	$—	$—	$—	$652,269

(1)	Salary Continuation Agreement
Ms. Barber’s Salary Continuation Agreement was executed in 2007. Her agreement provides for a pre-retirement death benefit in the form of annual payments of $20,000 for a period of 15 years. Pre-retirement benefits payable in the events of disability and change in control increase each year until Ms. Barber reaches age 65 up to a percentage of the accrued account value and would be paid in the form of equal annual payments over 15 years.

(2)	Group Term Carve-out Plan
Ms. Barber’s Group Term Carve-out Plan became effective in 2007. Ms. Barber’s beneficiary would be entitled to a death benefit of three times base salary up to a maximum of $603,000. In the hypothetical case of her death at December 31, 2009, while she was still employed, her beneficiary would have received $399,360, which is three times base salary. In the case of disability or change of control, the death benefit would have been $266,240, or two times her salary.

(3)	Value of Options
If Ms. Barber’s employment had been terminated on December 31, 2009 due to death, disability or change of control, she, or her beneficiary, would have the right to exercise 100% of her outstanding stock options, without regard to the remaining vesting schedule, for a total of 7,886 shares. Assuming the market value of the Company’s stock was $17.75, the closing price as of December 31, 2009, the value of those options would have been $866. Under any other termination scenario, Ms. Barber would have the right to exercise any vested options. As of December 31, 2009, there would have been no value upon exercise.

(4)	Change of Control Severance Agreement
A severance payment is triggered by Ms. Barber’s Change of Control Severance Agreement only in the event of a change of control. If the Company had terminated Ms. Barber’s employment as a result of a change of control, she would have been entitled to receive a severance amount calculated in accordance with the terms of the contract. The amount, when reduced to its present value (using a discount rate of 1.63%) is equal to 2.95 times her average compensation for the most recent 5 years. The payment would have been payable in a lump sum within 30 days of her termination date.
Personnel Committee Report on Executive Compensation
The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the SEC’s Regulation S-K with management and, based upon such review and discussion, the Personnel Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By: Philip Gingerich, Jr., Chairman, Timothy Havice, Jan Snedeker and Joe Benner

Director’s Compensation
Presented below is data concerning the compensation of members of the Company’s Board of Directors for the year 2009.
Director Compensation Table

					Change in
					Pension value
					and Non-
	Fees			Non-Equity	qualified
	Earned	Stock	Option	Incentive	Deferred	All Other
	or Paid	Awards	Awards	Plan	Compensation	Compensation(1)
Name	in Cash	($)	($)	Compensation	earnings ($)	($)	Total

Joe Benner	$14,750	$—	$—	$—	$8,124	$—	$22,874
A. Jerome Cook (2)	14,300	—	—	—	39,532	—	53,832
Martin Dreibelbis	19,800	—	—	—	3,189	—	22,989
Philip Gingerich	14,200	—	—	—	1,962	3,548	19,710
Marshall Hartman	13,850	—	—	—	2,539	2,119	18,508
Timothy Havice	16,900	—	—	—	6,457	3,226	26,583
Charles Hershberger	13,950	—	—	—	8,155	3,366	25,471
Robert Metz	12,150	—	—	—	4,200	1,126	17,476
Dale Nace	15,750	—	—	—	12,160	2,210	30,120
Richard Scanlon	12,150	—	—	—	5,839	699	18,688
Jan Snedeker	12,300	—	—	—	6,818	2,520	21,638
Ronald Witherite	14,650	—	—	—	6,855	—	21,505

(1)	Other compensation includes interest earned on deferred compensation balances.

(2)
In addition to the above, as a retired employee of the Company, Mr. Cook also received $34,000 in 2009 pursuant to his Key Employee Supplement Retirement Plan and $33,698 pursuant to the Company’s Defined Benefit Plan.

Each director was paid an annual fee of $10,800. Attendance at a minimum of 10 regularly scheduled meetings is required to receive full payment. Additionally, all non-employee directors also received $150 per meeting ($200 if chairman) to attend committee and special meetings of the Board. These fees, whether paid in cash or deferred as part of the Director’s Deferred Compensation Plan, are included in the column titled “Fees Earned or Paid in Cash” in the above table. In addition to the fees, the Company provides benefits to the directors under several other non-qualified plans described below. The amount listed in the above table in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” includes the aggregate increase in carrying value during 2009 for the plans in which each director participates.
Director’s Deferred Compensation Plans
The 1982 Plan. In 1982, a director’s deferred compensation plan was established. This plan permitted participating directors to defer $3,900 in director’s fees each year for a five year period beginning with the election to participate in the plan. In return, the Company agreed to pay each participating director a specified amount in 120 equal payments beginning at the age of 65 or five years after the date the director elects to participate in the plan, whichever is later. If the director were to die before that time, payments would begin upon the death of the director. Deferred compensation was used to purchase life insurance policies which will fund the Company’s obligations under the plan. The Company is the owner and the beneficiary of these life insurance policies. The only current director participating in the 1982 Plan is Mr. Cook.
The 1987 Plan. In 1987, when the first director’s deferred compensation plan was fully funded, directors were offered a second deferred compensation plan. Each director could elect to defer $4,700 in director’s fees each year for five years in exchange for an additional benefit similar to that offered under the 1982 plan. The only current director participating in the 1987 Plan is Mr. Cook.

The 1991 Plan. In 1991, when the second plan was funded, a third deferred compensation plan was offered to directors. Each director could elect to defer $6,000 in director’s fees each year for five years in order to receive an additional benefit similar to that offered under the 1982 and 1987 plans. Current directors participating in the 1991 Plan are Messrs. Cook, Nace and Witherite.
All three plans described above operate in substantially the same manner and all are funded by insurance policies as described above. The 1982, 1987 and 1991 plans continue in effect.
The 1999 Plan. Effective January 1, 1999, the Board of Directors adopted a director’s deferred compensation plan which is in addition to the other plans described above. The 1999 plan is an unfunded plan. The Company makes no contributions to the plan. This plan simply allows our directors to defer receipt of their compensation to future dates.
Prior to each calendar year, a director may elect to defer receipt of all or a part of his or her compensation for that calendar year. The Company will credit the deferred amounts to an account maintained at the Bank. Each participating director has a separate account. The deferred compensation earns interest, compounded quarterly, at the current interest rate of the Bank’s floating IRA savings program.
A participating director who resigns as director before reaching age 55 will receive his or her account balance in one lump sum distribution. A participating director who resigns as director after reaching age 55 will receive his or her account balance in equal semi-annual payments over the ten years beginning on the earlier of January 1 or July 1 after the director resigns.
If a participating director dies prior to receiving all of his or her account balance, the director’s remaining account balance will be paid in one lump sum to the director’s designated beneficiary. In the event of a director’s permanent disability the Board of Directors shall pay the balance of any deferred amount in one lump sum. In the case of evidence of an unforeseeable emergency, and upon a participant’s request, the Board of Directors may approve an early withdrawal of funds, limited to the amount necessary to meet the unforeseeable emergency.
Participants in the 1999 Plan are Messrs. Gingerich, Hartman, Havice, Hershberger, Metz, Nace, Snedeker and Dr. Scanlon.
Director’s Retirement Plan. In December 1988, the Bank established a retirement program for directors. The plan provides for a target retirement benefit of $7,800 per year for 10 years beginning at age 65, or, if later, when the director has completed 10 years of credited service (as defined in the plan) with the Board. The retirement benefit for each director accrues over his or her remaining projected period of service until he or she reaches age 65 or completes 10 years of credited service. Lesser benefits are payable in the event of the director’s death, disability, or other termination (except terminations caused by the director’s fraud or dishonesty). Of the directors that served during 2009, only Mr. Cook was a participant in this plan. He has vested in his benefit under this plan and has begun receiving payments.
In January 2001, a new Director’s Retirement Plan was established, applicable to all active directors who would commence benefit payments in 2001 or later. The provisions in the new plan are the same as the 1988 plan, except that the target retirement benefit is $8,500 per year. Of the directors that served during 2009, participants in the plan are Messrs. Benner, Dreibelbis, Gingerich, Hartman, Havice, Hershberger, Metz, Nace, Snedeker, Witherite and Dr. Scanlon. Mr. Evanitsky, an employee director, is also included in the plan.
Split Dollar Life Insurance. In 2001, the Bank purchased split-dollar life insurance policies on each of the current directors. Directors who remain on the Board until age 65 or later will be eligible to retain $25,000 of life insurance coverage for the rest of their lives. The eligible directors are not required to pay premiums on the life insurance policy, but will have the imputed value of the insurance coverage included in their taxable income.

Stock Ownership by Management and Beneficial Owners
No individual, group or business owns of record more than five percent of the Company’s stock. The following table shows the number of shares of common stock beneficially owned by each of the Company’s Directors and Named Executive Officers and of all the Directors and Officers as a group as of February 26, 2010. common stock is the only class of equity securities of the Company that is outstanding.

	Amount and Nature		Percentage of Outstanding
Owner	of Beneficial Ownership		common stock
Marcie A. Barber	4,039	(3)	*
Joe E. Benner	11,696	(1) (2)	*
A. Jerome Cook	10,752	(1) (2) (4)	*
Martin L. Dreibelbis	9,335	(2) (4)	*
Francis J. Evanitsky	38,431	(2) (3)	*
Philip E. Gingerich, Jr.	14,847	(2)	*
Marshall L. Hartman	35,092		*
Timothy I. Havice	50,783	(1)(2)(4)	1.17%
Charles L. Hershberger	17,512	(5)	*
JoAnn N. McMinn	5,011	(2)(3)	*
Robert K. Metz	32,826		*
Dale G. Nace	11,036	(2)	*
Richard M. Scanlon, DMD	5,526	(2)	*
Jan Snedeker	10,036	(2)(6)	*
Ronald H. Witherite	4,038	(2)	*
Directors & Executive Officers as a group	260,960		5.98	%(7)

*	Indicates ownership of less than 1% of the outstanding common stock.

(1)	Includes shares held solely by the individual’s spouse: as to Mr. Benner, 1,438 shares; as to Mr. Cook, 676 shares; as to Mr. Havice, 22,090 shares.

(2)
Includes shares held jointly with spouse as follows: Mr. Benner, 10,258 shares; Mr. Cook, 762 shares; Mr. Dreibelbis, 8,212 shares; Mr. Evanitsky, 8,400 shares; Mr. Gingerich, 14,081 shares; Mr. Havice, 1,080 shares; Ms. McMinn, 1,200 shares; Mr. Nace, 11,036 shares; Dr. Scanlon, 5,526 shares; Mr. Snedeker, 6,176 shares; and Mr. Witherite, 4,038 shares.

(3)	Includes shares that may be acquired within 60 days of the Record Date through the exercise of stock options as follows: Ms. Barber, 1,437; Mr. Evanitsky, 29,031; Ms. McMinn, 3,811.

(4)	Includes shares held jointly with children or grandchildren as follows: Mr. Cook, 1,934 shares; Mr. Dreibelbis as custodian for minor children, 1,123 shares; and Mr. Havice, 207 shares.

(5)	Includes 17,184 shares held by Stonewall Equity, a limited liability partnership owned by Mr. Hershberger and his spouse.

(6)	Includes 1,200 shares held by Snedeker Oil Co., Inc.

(7)	Based on the total shares outstanding plus the number of shares underlying exercisable stock options of all directors and officers as a group.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC. Directors, executive officers, and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on its review of the copies of such forms or written representations from certain reporting persons that no Form 5’s were required for those persons, the Company believes that during 2009 all filing requirements under Section 16(a) applicable to its directors and executive officers were met in a timely manner.
Other Matters
Shareholder Proposals for the 2011 Annual Meeting of Shareholders
Under the Company’s Bylaws, no business may be brought before the Annual Meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to the Company (containing information specified in the Bylaws) by December 13, 2010. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement. A shareholder wishing to submit a proposal for consideration at the 2011 Annual Meeting of Shareholders, either under SEC Rule 14a-8, or otherwise, should do so no later than December 13, 2010. A proposal submitted after that date will be considered untimely.

If the corporate secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date, and if such proposal is properly presented at the 2011 Annual Meeting of shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal if, in the Company’s proxy statement for such meeting, the Company advises shareholders of the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate statement to the Company’s shareholders.
The presiding officer of the Annual Meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the corporate secretary for the Company by the date specified. If a shareholder proposal is received by the Company after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2011 Annual Meeting of shareholders, the proxies appointed by the Company may exercise discretionary authority when voting on such proposal.
If the date of our next Annual Meeting is advanced or delayed more than 30 days from the anniversary of the 2010 Annual Meeting, we will promptly inform you of the change of the Annual Meeting and the date by which shareholder proposals must be received.
Other Business
At the date of this proxy statement, we are not aware of any business to be presented at the Annual Meeting other than the election of directors discussed in this proxy statement. If other proposals are properly brought before the Annual Meeting, the proxy holders named in the enclosed proxy card will vote your shares in accordance with their best judgment.
Independent Registered Public Accounting Firm
On October 1, 2009, Juniata Valley Financial Corp. (the “Company”) was notified that the audit practice of Beard Miller Company LLP (“Beard”), an independent registered public accounting firm, was combined with ParenteBeard LLC (“ParenteBeard”) in a transaction pursuant to which Beard combined its operations with ParenteBeard and certain of the professional staff and partners of Beard joined ParenteBeard either as employees or partners of ParenteBeard.
On October 1, 2009, Beard resigned as the auditors of the Company. The report of independent registered public accounting firm of Beard regarding the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard, would have caused it to make reference to such disagreement in its reports
On October 1, 2009, with the approval of the Audit Committee of the Company’s Board of Directors, ParenteBeard, Lancaster, Pennsylvania, was engaged as the Company’s independent registered public accounting firm. Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue. This firm has no material relationship with the Company or the Bank and is considered to be well qualified. A representative of the firm is expected to be at the Annual Meeting. That representative will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Before ParenteBeard LLC (“ParenteBeard”) performs any non-audit services for the Company, the Audit Committee is informed at a meeting that such services are necessary and is advised of the estimated costs of such services. The Audit Committee then decides whether to approve ParenteBeard’s performance of the non-audit services. In 2009, all non-audit services performed by ParenteBeard were approved in advance pursuant to these procedures. The Audit Committee has determined that the performance by ParenteBeard of benefit plan audits, the preparation of tax returns and advice on SEC accounting issues is compatible with maintaining that firm’s independence. The Company has paid the following fees to ParenteBeard in the last two years:

Year	Audit Fees (1)	Audit-Related Fees (2)	Tax Fees (3)	All Other Fees
2009	$108,664	$16,000	$10,778	$0
2008	$105,817	$17,505	$15,725	$0

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in Quarterly Reports on Form 10-Q, and the audit of internal control in accordance with Section 404 of the Sarbanes-Oxley Act, including out-of-pocket expenses.

(2)	Assurance and related services related to the performance of employee benefit plan audits.

(3)	Tax fees include the following: preparation of state and federal tax returns.
Annual Report on Form 10-K
Shareholders can obtain a copy of our annual report on Form 10-K free of charge by sending a written request to Ms. JoAnn N. McMinn, Senior Vice President/Chief Financial Officer, Juniata Valley Financial Corp., PO Box 66, Mifflintown, PA 17059.
Electronic Availability of Proxy Materials
The proxy statement and proxy card are available for viewing and printing at www.jvbonline.com, following the Investor Relations path under “Documents”.

☒	PLEASE MARK VOTES	REVOCABLE PROXY		With-	For All
	AS IN THIS EXAMPLE	JUNIATA VALLEY FINANCIAL CORP.	For	hold	Except
		1. ELECTION OF DIRECTORS (check one):	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF
JUNIATA VALLEY FINANCIAL CORP.
The undersigned hereby appoints Thomas G. Clark, John H. Cunningham and Betty G. Gingrich or any of them, as Proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Juniata Valley Financial Corp. held of record by the undersigned on February 26, 2010, at the annual meeting of shareholders to be held on May 18, 2010.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above

CLASS B Timothy I. Havice Charles L. Hershberger
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “for all except”, and write the nominee’s name(s) in the space immediately below.

THE BOARD AND ANY ADJOURNMENTS THEREOF RECOMMENDS A VOTE “FOR” THE FOREGOING NOMINEES.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED. ALTHOUGH THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED, THIS PROXY ALSO CONFERS AUTHORITY TO VOTE ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.
THE PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT:
www.JVBonline.com.

   Detach above card, sign, date and mail in postage paid envelope provided.
JUNIATA VALLEY FINANCIAL CORP.
P.O. Box 66
Mifflintown, PA 17059
Telephone: (717) 436-8211

Please sign exactly as your name appears hereon. When signing as an Attorney, Executor, Administrator, Trustee or Guardian, please give full title. If more than one Trustee, all must sign. All joint owners must sign.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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